Exhibit 99.2
BERKSHIRE HILLS BANCORP, INC. ANNOUNCES
COMMON STOCK OFFERING
Pittsfield, MA, May 11, 2009 — Berkshire Hills Bancorp, Inc. (NASDAQ: BHLB) (the “Company”) announced today that it has commenced a public offering of approximately $30 million of its common stock. This is a drawdown under the Company’s effective SEC shelf registration that it filed in 2006 to facilitate stock issuances for growth opportunities.
Berkshire’s President and Chief Executive Officer Michael P. Daly stated, “We are pursuing growth opportunities in many of our key business lines, as we announced in our earnings release last week. Our first quarter results were solid and we believe that it is timely to increase our capital base to take advantage of future opportunities that may develop in the current environment.”
The Company has also granted the underwriters of the offering a 30-day option to purchase up to an additional 15% of the shares sold to cover over-allotments, if any. The shares will be issued pursuant to a prospectus filed as part of the Company’s shelf registration statement on Form S-3.
The Company expects to use the net proceeds from this offering for general corporate purposes which may include, among other things, support for organic and opportunistic acquisition-based growth. In addition, the Company has applied for regulatory approval to repurchase the preferred stock and warrants that it issued to the U.S. Department of Treasury in connection with the Treasury’s Capital Purchase Program. There can be no assurance that the Company’s application will be approved. The Company expects to repurchase the preferred stock with $40 million from cash currently on hand and expects to enter into negotiations with the Treasury to repurchase the related warrant for common shares.
Sandler O’Neill + Partners, L.P. is acting as lead book-running manager and Keefe, Bruyette & Woods is co-manager for the offering.
The common stock offering may be made only by means of a prospectus and related prospectus supplement. Copies of the preliminary prospectus supplement and the prospectus relating to the offering may be obtained from Sandler O’Neill + Partners, L.P., Attention: Syndication Department, 919 Third Avenue, 6th Floor, New York, NY 10022, (212) 466-7800, or Keefe Bruyette & Woods, Equity Capital Markets, 787 Seventh Avenue, Fourth Floor, New York, NY 10019, (800) 966-1559.
ABOUT BERKSHIRE HILLS
Berkshire Hills Bancorp is headquartered in Pittsfield, Massachusetts. It has $2.7 billion in assets and is the parent of Berkshire Bank — America’s Most Exciting BankSM. The Company provides personal and business banking, insurance, wealth management, and investment services through 48 financial centers in western Massachusetts, northeastern New York, and southern Vermont. The Company has entered into an agreement to acquire CNB Financial Corp., which owns Commonwealth National Bank which is headquartered in Worcester, Massachusetts and operates six branches and approximately $300 million in assets. This transaction is based on an exchange of shares and, subject to various conditions, is expected to close in the third quarter of 2009. Berkshire Bank provides 100% deposit insurance protection, regardless of amount, based on a combination of FDIC insurance and the Depositors Insurance Fund (DIF). For more information, visit www.berkshirebank.com or call 800-773-5601.
FORWARD LOOKING STATEMENTS
Statements in this news release regarding Berkshire Hills Bancorp that are not historical facts are “forward-looking statements”. These statements reflect management’s views of future events, and involve risks and uncertainties. For a discussion of factors that could cause actual results to differ materially from expectations, see “Forward Looking Statements” in the Company’s 2008 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are available at the Securities and Exchange Commission’s Internet website (www.sec.gov) and to which reference is hereby made. Actual future results may differ significantly from results discussed in these forward-looking statements, and undue reliance should not be placed on such statements. Except as required by law, the Company assumes no obligation to update any forward-looking statements.
This press release shall not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

2